Exhibit 10.16

SEPARATION AGREEMENT

InfoSpace, Inc. (the “Company”) and Edmund Belsheim (“Belsheim”) agree to the following terms to resolve all issues with respect to Belsheim’s employment with the Company and the termination thereof.

1.	SEPARATION. Belsheim agrees that his employment with the Company will terminate on January 1, 2007 (the “Separation Date”).

2.	ACCRUED SALARY; BONUS. The Company will pay Belsheim (i) his base salary through the Separation Date, payable on the Company’s ordinary payroll cycle, and (ii) any earned and unpaid 2006 bonus consistent with the terms and conditions of the 2006 Executive Financial Performance Incentive Plan, payable at the same time as other eligible Company executives receive their bonuses, in each case subject to standard payroll deductions and withholdings.

3.	SEVERANCE. Pursuant to Section 6 of that certain Employment Agreement dated April 2, 2003 between Belsheim and the Company, the Company will pay Belsheim total severance pay equal to $1,000,000 less lawful and required withholdings. This amount includes the amount representing the sum of (i) his current base annual salary of $285,000; and (ii) his current annual bonus rate of $213,750. The Company will pay Belsheim the severance pay in a lump sum on the Company’s first regular payroll date following the Effective Date (as defined below).

4.	HEALTH INSURANCE. Consistent with the rights and obligations under COBRA, Belsheim will be eligible to continue his group health insurance benefits at his own expense. The Company will pay his COBRA premia for a period of twelve (12) months in the amount of $12,612. The Company will pay Belsheim such amount on the Company’s first regular payroll date following the Effective Date.

5.	STOCK OPTIONS. As of the Separation Date, Belsheim’s outstanding vested stock options shall consist of : (a) options to acquire 534,583 shares of Company stock with corresponding exercise prices indicated in the following table, and (b) options to acquire 48,959 shares of Company stock, representing 50% of Belsheim’s stock options that remain unvested as of the Separation Date but whose vesting is hereby accelerated. Belsheim’s unvested options shall accelerate hereunder at a pro rata amount of each of Belsheim’s option grants, as follows:

Grant Number	Grant Date	Shares	Price	Outstanding Vested	Unvested	50% Acceleration
00008084	6/7/2006	75,000	$21.9800	0	75,000	37500
00005844	12/22/2003	75,000	$23.5300	56,250	18,750	9,375
00005312	4/2/2003	50,000	$11.3290	45,833	4,167	2084
00005245	8/9/2002	150,000	$5.1000	100,000	0
00004722	1/2/2002	47,500	$21.8000	42,500	0
00003620	2/6/2001	250,000	$36.5630	250,000	0
001657	10/16/2000	40,000	$223.7500	40,000	0

Totals				534,583		48,959

Belsheim shall have twelve (12) months from the Separation Date to exercise such vested shares. Except as otherwise provided herein, Belsheim’s stock options and all of his rights with respect thereto shall be subject to the terms of the Company’s Restated 1996 Flexible Stock Incentive Plan and any corresponding option agreement(s).

6.	OTHER COMPENSATION OR BENEFITS. Belsheim acknowledges that, except as expressly provided in this Agreement, Belsheim will not receive any additional compensation or benefits after the Separation Date.

7.	EXPENSE REIMBURSEMENTS. Belsheim agrees that, within thirty (30) days after the Separation Date, he will submit his final documented expense reimbursement request reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. The Company will reimburse Belsheim for these expenses pursuant to its regular business practice.

8.	RETURN OF COMPANY PROPERTY. Belsheim agrees that no later than ten (10) days after the Separation Date, he will return to the Company all Company documents (and all copies thereof) and other Company property that he has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Belsheim may retain his cellular telephone and a copy of his Outlook® contacts, calendar, and personal email.

9.	PROPRIETARY INFORMATION AND OTHER CONTINUING OBLIGATIONS. Belsheim acknowledges his continuing obligations under and reaffirms his obligation to abide by the Company’s Employee Non-Disclosure, Invention Release and Non-Competition Agreement, a copy of which is attached hereto as Exhibit A, and any other agreement with respect to confidentiality, non-solicitation or non-competition that he entered into with the Company.

10.

RELEASE. In exchange for the severance benefits provided and other consideration under this Agreement to which Belsheim would not be entitled absent this Release, Belsheim releases, acquits and forever discharges the Company, its parent and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, predecessors, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date he signs this Agreement, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with his employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal

Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act; any applicable federal, state or local law prohibiting discrimination in employment, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing and specifically including all claims arising from any employment agreement or stock restriction agreement as well as his offer letter; provided, however, that this Release is not intended to and does not waive Belsheim’s rights (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to the written indemnification agreement between the Company and Belsheim referenced in Section 13 below, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to Employee under his Employment Agreement dated April 2, 2003 as amended or any Company employee benefit plans or policies; (iii) respecting any claims which Belsheim may have solely by virtue of his status as a shareholder of the Company; or (iv) respecting any claims by Belsheim for defamation, libel or slander.

11.	RELEASE OF ADEA CLAIMS. Belsheim acknowledges that, by this Agreement, he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act (ADEA), as amended. Belsheim also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he is already entitled. Belsheim further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) his waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) he should consult with an attorney prior to executing this Agreement; (c) he has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier and if he does, he waives the remainder of the twenty-one (21) days to consider this Agreement); (d) he has seven (7) days following the execution of this Agreement by the parties to revoke this Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the 8th day after this Agreement is executed by Belsheim (the “Effective Date”).

12.	NONDISPARAGEMENT. The Company and Belsheim shall both describe Belsheim’s separation from the Company as a resignation from Belsheim’s position at the Company. Belsheim agrees not to disparage the Company, its officers, directors, employees or stockholders, by any statement that can reasonably be anticipated to be harmful to the Company or the individuals, provided that Belsheim may respond accurately and fully to any question, inquiry or request when required by law or otherwise participate in any legal process. The Company and its officers and directors shall not, in any official or representative capacity, disparage Belsheim by any statement that can reasonably be anticipated to be harmful to Belsheim or his reputation, provided, however, the Company and its officers and directors may respond accurately and fully to any question, inquiry or request for information when required by law or otherwise participate in any legal process.

13.	INDEMNIFICATION OBLIGATIONS. The Company acknowledges its continuing obligations under the Indemnification Agreement, dated November 1, 2000, between the Company and Belsheim.

14.

ARBITRATION. Belsheim and the Company agree that any dispute regarding the interpretation or enforcement of this Agreement or any dispute arising out of his employment or the termination of that employment with the Company, except for disputes involving the protection of the Company’s intellectual property, shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) in King County, Washington under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum. The Company agrees to bear the cost of arbitration; provided, however, each party shall bear its own costs including attorneys’ fees incurred with respect to such arbitration, except that the arbitrator thereunder shall have the authority to award the prevailing party its reasonable attorneys’ fees. Nothing in this paragraph is intended to prevent either Belsheim or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15.	VOLUNTARY AGREEMENT. Belsheim agrees that he enters into this Agreement as a free and voluntary act and signs it only after full reflection and analysis. Belsheim further acknowledges that he has obtained an attorney’s independent counsel and advice or has voluntarily elected not to do so. Belsheim acknowledges that he has read and understands this entire Agreement.

16.	MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Belsheim and the Company with regard to its subject matter. It is entered into without reliance on any promise, representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a writing signed by both Belsheim and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of Belsheim and the Company, and inure to the benefit of Belsheim and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington.

INFOSPACE, INC.		EMPLOYEE

BY:	/s/ James F. Voelker	/s/ Edmund Belsheim
ITS:	Chairman/CEO	Edmund Belsheim
DATED:	February 16, 2007	DATED:	February 21, 2007

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